EXECUTION VERSION

THE OBLIGATIONS EVIDENCED BY THIS INSTRUMENT ARE UNSECURED OBLIGATIONS AND ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 31, 2012 (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT"), MADE AMONG THE SUBORDINATED CREDITORS AND THE OBLIGORS REFERRED TO THEREIN IN FAVOR OF CORTLAND CAPITAL MARKET SERVICES LLC, IN ITS CAPACITY AS COLLATERAL AGENT FOR THE SENIOR CREDITORS.

PEEKAY ACQUISITION, LLC
PEEKAY SPA, LLC

12% UNSECURED SUBORDINATED PROMISSORY NOTE

$1,415,315.00 December 31, 2012

FOR VALUE RECEIVED, Peekay Acquisition, LLC, a Delaware limited liability company and Peekay SPA, LLC, a Delaware limited liability company (each a "Company" and collectively, the "Companies"), jointly and severally promise to pay to Kris Butt ("Subordinated Lender"), or his or her registered assigns, in lawful money of the United States of America, ONE MILLION, FOUR HUNDRED AND FIFTEEN THOUSAND, THREE HUNDRED AND FIFTEEN Dollars ($1,415,315.00) principal amount hereof, together with interest at the Interest Rate from the date of this Unsecured Subordinated Promissory Note (this "Subordinated Note") on the unpaid principal balance hereof until such principal balance is paid in full in cash. Subject to the Subordination Provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations (as such term is defined in the Subordination Agreement referred to below), all unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, will be due and payable in cash on the earlier of (a) the Maturity Date , and (b) the date when, upon the occurrence and during the continuance of an Event of Default , such amounts are declared due and payable in cash by the Majority Lenders (as such term is defined below) or become automatically due and payable in cash hereunder, in each case, in accordance with the terms hereof. This Subordinated Note is one of a series of subordinated notes of like tenor hereto (collectively, the "Subordinated Notes") issued to various persons (collectively, the "Subordinated Lenders") pursuant to a Common Stock Purchase Agreement, dated as of December 31, 2012, in the aggregate principal amount of Nine Million Three Hundred Thousand Dollars ($9,300,000).

The following is a statement of the rights of Subordinated Lender and the conditions to which the Subordinated Notes are subject, and to which each of the Subordinated Lenders, by the acceptance of any Subordinated Note, agrees:

1. **Definitions**. As used in this Subordinated Note, the following capitalized terms have the meanings set forth below. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Credit Agreement.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Cash Interest" means interest on the principal amount hereof paid in cash.

"Closing Date" means December 31, 2012.

"Credit Agreement" means that certain Financing Agreement, dated as of December 31, 2012, among Christals Acquisition, LLC, a Delaware limited liability company (the "Parent"), the Companies, the direct and indirect subsidiaries of the Parent party thereto, the Senior Lenders and the Senior Agents, as such agreement may be amended, replaced, refinanced, amended and restated, extended, supplemented or otherwise modified from time to time.

"Event of Default" has the meaning assigned to such term in Section 5 of this Subordinated Note.

"Governmental Authority" means the government of any nation, state, province, city, town, municipality, county, or locality, and includes any department, commission, board, bureau, court, agency, tribunal, administrative hearing body, arbitration panel, or instrumentality or political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any court.

"Interest Rate" means 12.0% per annum on the principal amount of this Subordinated Note from time to time outstanding, calculated based on a 360 day year.

"Majority Lenders" means at any time, Subordinated Lenders holding in the aggregate more than fifty percent (50%) of the principal amount then outstanding under the Subordinated Notes.

"Maturity Date" means December 31, 2016.

"Peekay Acquisition" means Peekay Acquisition, LLC, a Delaware limited liability company.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"PIK Interest" means interest on the principal amount hereof paid-in-kind.

"Pro Rata Share" means, with respect to any Subordinated Lender, his or her pro rata share of the obligations evidenced by all of the Subordinated Notes then outstanding.

"Senior Agents" means Cortland Capital Market Services LLC (together with its successors and assigns), as the collateral agent and the administrative agent for the Senior Lenders and CB Agency Services, LLC (together with its successors and permitted assigns), as the origination agent for the Senior Lenders.

"Senior Creditors" means the Senior Lenders and the Senior Agents.

"Senior Lenders" means, collectively, any lender from time to time party to the Credit Agreement as such, together with the permitted successors and assigns of each of the foregoing.

"Senior Obligations" has the meaning assigned to it in the Subordination Agreement.

"Stock Purchase Agreement" means the Amended and Restated Common Stock Purchase Agreement, dated as of December 31, 2012, as amended and restated as of the date hereof, by and among (a) Peekay SPA, LLC, as buyer, (b) Peekay, Inc., a Washington corporation, and ConRev, Inc., a Washington corporation, as targets, and (c) the Subordinated Lenders, as sellers.

"Subordination Agreement" means the Subordination Agreement, dated as of December 31, 2012, among the Companies, the Subordinated Lenders, and Cortland Capital Market Services LLC, as collateral agent for the Senior Creditors.

"Subordination Provisions" has the meaning ascribed to such term in Section 2 of this Subordinated Note.

"Subordination Lender" and "Subordinated Lenders" have the meanings ascribed to such terms in the introductory paragraph of this Subordinated Note.

"Subordinated Documents" means the Subordinated Notes and any other agreements, documents or instruments evidencing, governing or supporting any of the Subordinated Obligations (other than, for the avoidance of doubt, the Subordination Agreement), each as amended, restated, supplemented, renewed, extended, refinanced, replaced or otherwise modified from time to time in accordance with the Subordination Agreement.

"Subordinated Obligations" means all indebtedness, obligations and other liabilities of each Company now or hereafter existing in favor of the Subordinated Lenders in respect of this Subordinated Note and the other Subordinated Documents, whether now existing or hereafter arising, all interest thereon and all fees, premiums, indemnities, costs, expenses and other amounts payable in respect thereof, whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint or several, secured or unsecured, matured or unmatured, monetary or nonmonetary, or liquidated or unliquidated, acquired outright, conditionally or as collateral security from another, including, without limitation, all such indebtedness, obligations and other liabilities of each Company under or in respect of (1) subrogation rights under any guaranty or any other rights to be subrogated to the rights of the holders of the Senior Obligations in respect of payments or distributions of assets of, or ownership interests in, such Company made on the Senior Obligations, and (2) the Subordinated Documents.

2. **Subordination.** By acceptance of this Subordinated Note, the Subordinated Lender acknowledges and agrees that Subordinated Obligations will be fully subordinated to the Senior Obligations and the rights of the Senior Creditors related thereto as set forth in the Subordination Agreement (collectively, the "Subordination Provisions").

3. **Payments.** Subject to the Subordination Provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, each Company will make payments to the Subordinated Lender as follows:

(a) Interest. Subject to Section 6(b) of this Subordinated Note, except as provided below, payments of accrued and unpaid interest on this Subordinated Note at the Interest Rate will be due and payable in cash in arrears on the earlier of the Maturity Date or the acceleration pursuant to Section 6(a) during the occurrence and continuance of an Event of Default. Accrued but unpaid interest shall be compounded quarterly on each March 1, June 1, September 1 and December 1, commencing on March 1, 2013 (each such date, an "Interest Payment Date") or, if any such date is not a business day, the immediately following business day. All such interest shall be paid by accretion thereof to the outstanding principal balance of this Subordinated Note as "PIK Interest". Notwithstanding anything herein to the contrary, (i) on each Interest Payment Date 45% of the interest then accrued in respect of the three months then ending (at the regular Interest Rate without giving effect to any default rate and on a non-accelerated basis) shall be due as Cash Interest, and (ii) if on such Interest Payment Date the provisions of the Subordination Agreement permit the payment of "Permitted Interest Payments", then 45% of such interest then accrued in respect of the three months then ending shall be payable as Cash Interest rather than PIK Interest.

(b) Principal. All outstanding principal and any unpaid accrued interest will be due and payable in full in cash on the earliest of (i) the Maturity Date, or (ii) acceleration pursuant to Section 6(a) below during the occurrence and continuance of an Event of Default.

(c) Prepayment. Upon five Business Days prior written notice to the Subordinated Lender, each Company may prepay this Subordinated Note in whole or in part at any time without penalty, premium or additional interest; provided, that any such prepayment will be applied first to interest accrued and unpaid on this Subordinated Note and second, if the amount of prepayment exceeds the amount of such accrued and unpaid interest, to the payment of the principal amount of this Subordinated Note then outstanding.

4. **Covenants.** For so long as any of the Subordinated Obligations (other than inchoate indemnity obligations) remain outstanding, each Company covenants and agrees with the Subordinated Lender that, unless otherwise approved by the Majority Lenders in writing, in the case of Sections 4(a) and 4(b), such Company, and in the case of Section 4(c), Peekay Acquisition:

(a) will provide each Subordinated Lender written notice not less than five Business Days prior to a Change of Control (as defined in the Credit Agreement);

(b) will provide each Subordinated Lender:

(i) as soon as available and in any event within 60 days after the end of each fiscal quarter of the Parent and its Subsidiaries, commencing with the fiscal quarter of the Parent and its Subsidiaries ending June 30, 2013, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter;

(ii) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, commencing with the fiscal year of the Parent and its Subsidiaries ending December 31, 2013, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such fiscal year; and

(iii) such other information as the Majority Lenders reasonably request regarding the financial condition of such Company;

(c) will not (i) declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of Peekay Acquisition, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Peekay Acquisition or any direct or indirect parent of Peekay Acquisition, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of Peekay Acquisition, now or hereafter outstanding, or (iv) return any Equity Interests to any shareholders or other equity holders of Peekay Acquisition, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such (the foregoing payments described in clauses (i) through (iv) hereinafter referred to as "Restricted Payments"); provided, however, that:

(A) Peekay Acquisition may pay dividends to the Parent, in amounts necessary to pay taxes and the portion of other reasonable and customary out-of-pocket expenses that are incurred for the benefit of the Loan Parties as and when due and owing by the Parent in the ordinary course of its business as a holding company;

(B) Peekay Acquisition may pay dividends and make distributions to the Parent not to exceed in the aggregate the amount then necessary for the Parent to pay accrued and unpaid interest required to be paid in cash pursuant to the Subordinated Notes (Christals); provided that (x) no such dividend or distribution shall be made more than three Business Days prior to the due date of such interest payment, (y) the aggregate amount of interest paid by the Parent shall in no event exceed $15,000 in respect of any month, and (z) such interest shall only be paid to the extent that the "Current Pay Requirement" (as defined in each Subordinated Definite Note (Christals) as in effect on the Closing Date) has been satisfied;

(C) Peekay Acquisition may pay dividends to the Parent in amounts necessary to enable the Parent to make tax distributions to its direct or indirect

equityholders ("Permitted Tax Distributions") with respect to each Fiscal Year, in the amounts and at the times required to be distributed pursuant to Section 4.4(b) of the Parent Operating Agreement, and the Parent shall make such distributions; provided that (I) no distribution shall be made more than 20 days prior to the due date of such tax payment (including estimated tax payments) to the applicable taxing authorities;

(D) Peekay Acquisition may distribute cash on the Closing Date to the Parent in the aggregate amount necessary to pay all outstanding obligations under the Existing Credit Facility;

(E) Peekay Acquisition may pay dividends and make distributions to the Parent not to exceed in the aggregate the amount then necessary for the Parent to pay the "Guaranty Fee" required to be paid quarterly in arrears, on the first day of each calendar quarter, pursuant to the Guaranty Fee Agreement dated as of October 9, 2012, by and between the Parent and Gary A. Zebrowski (as in effect on the Closing Date); provided that (x) no dividend or distribution shall be made more than three Business Days prior to the due date of such Guaranty Fee, (y) the amount of such Guaranty Fee shall not exceed $3,500 in respect of any calendar quarter, and (z) if at any time any such payments are not permitted to be paid as a result of the occurrence and continuance of an Event of Default, then (I) such amounts shall continue to accrue, and (II) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no such Event of Default has occurred and is continuing or would result therefrom; and

(F) in addition to the foregoing Restricted Payments, Peekay Acquisition may make additional Restricted Payments in an aggregate amount in any fiscal year not to exceed $500,000.

5. **Events of Default**. The occurrence and continuance of any of the following will constitute an "Event of Default" under this Subordinated Note:

(a) Failure to Pay. The Companies fail to pay when due any principal payment on the due date hereunder or any interest payment with respect to the Subordinated Obligations required under the terms of this Subordinated Note on the date when the same becomes due and payable and such failure continues for a period of ten Business Days;

(b) Voluntary Bankruptcy or Insolvency Proceedings. A Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) takes any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of a Company, or of all or a substantial

part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to a Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered or such proceeding is not dismissed or discharged within 60 days of commencement;

(d) Failure to Perform Covenants. A Company fails to perform or comply with any covenant applicable to it contained in Section 4 and such failure shall remain unremedied for 60 days after receipt by such Company of written notice of such failure from the Majority Lenders; or

(e) Change of Control. Any Change of Control occurs without the consent of the Majority Lenders.

6. Rights of Subordinated Lenders upon Default.

(a) Subject to the Subordination Provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, upon the occurrence of an Event of Default described in Section 5(a), 5(d) or 5(e) of this Subordinated Note and at any time thereafter during the continuance of such Event of Default, the Majority Lenders may, by written notice to each Company, declare all outstanding obligations payable by each Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Subject to the Subordination Provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, upon the occurrence of any Event of Default described in Sections 5(b) or 5(c), immediately and without notice, all outstanding obligations payable by each Company hereunder will automatically and immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, subject to the Subordination Provisions and all other rights of the Senior Creditors arising in connection with the Senior Obligations, upon the occurrence and during the continuance of any Event of Default, the Majority Lenders may exercise any other right, power or remedy otherwise permitted by law, either by suit in equity or by action at law, or both.

(b) Default Interest. During the occurrence and continuation of an Event of Default, at the election of the Majority Lenders, the Interest Rate will be increased by two percent (2%), until such time as such Event of Default is cured or waived, or the application of such default rate is waived, by the Majority Lenders.

(c) Collection Costs. Each Company agrees to pay in cash on demand all reasonable attorney's fees and other expenses incurred by the Subordinated Lenders in the enforcement of any of their rights under this Subordinated Note whether the Event of Default is ultimately cured (if such cure is permitted) or whether the Subordinated Lenders are obligated to pursue their legal remedies, including such expenses incurred prior to the institution of legal action, during the pendency of such legal action, during any bankruptcy or insolvency proceeding and continuing to include all such expenses incurred in connection with any appeal to

higher courts arising out of legal proceedings to enforce a Company's obligations under this Subordinated Note.

(d) Waivers. Each Company agrees that failure of the Subordinated Lenders to exercise their rights hereunder will not constitute a waiver of the right to exercise the same in the event of a subsequent Event of Default.

7. Miscellaneous.

(a) Majority Lenders. Subject to the terms hereof and of the Credit Agreement and the Subordination Agreement, any one or more of the following may occur, and will be binding on all Subordinated Lenders, upon the written agreement of or the written direction by the Majority Lenders: (i) any modification, extension, amendment, waiver, subordination or forbearance with respect to Subordinated Lenders' rights and obligations under the Subordinated Notes, (ii) any declaration of an Event of Default, (iii) any exercise of any rights and remedies provided by this Subordinated Note or by applicable law, and (iv) all other matters with respect to the rights and obligations of the Subordinated Lenders under the Subordinated Notes. The Majority Lenders will be indemnified and held harmless by all Subordinated Lenders with respect to any of the foregoing and all decisions, judgments, instructions, conduct and actions related thereto, including without limitation all resulting costs, expenses, liabilities and losses resulting therefore, except in the circumstance of willful misconduct.

(b) Successors and Assigns. The rights and obligations of each Company and the Subordinated Lenders under the Subordinated Notes will be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder will be in writing and sent via facsimile transmission or other electronic transmission (including a .pdf sent via electronic mail), mailed or delivered to each party at the respective address of such party as set forth on Annex A hereto, or at such other address as the such party may furnish to one the other parties hereto in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile or other electronic transmission (with receipt of appropriate confirmation), or (iv) one Business Day after being timely deposited with an overnight courier service of recognized standing for overnight delivery.

(d) Payment. All payments will be made in lawful tender of the United States.

(e) Set-off; Satisfaction of Claims. The Subordinated Notes are being delivered as part of the purchase price being paid pursuant to the Stock Purchase Agreement and the obligations of the Subordinated Lender hereunder are subject to set-off against any payments due and owing from a Subordinated Lender to each Company, Peekay, Inc., ConRev, Inc. and each of their directors, officers, employees, Affiliates (as defined in the Stock Purchase Agreement) and their successors and permitted assigns (the "Purchaser Indemnified Parties")

arising from a claim for indemnity against such Subordinated Lender pursuant to Section 11.1 of the Stock Purchase Agreement. This Section 7(e) shall be binding upon each holder hereof, including the permitted assigns of the holder. In no event will any assignment, transfer, alienation or pledge of this Subordinated Note adversely affect the rights specified under this Section 7(e) and to the extent that any such assignment, transfer, alienation or pledge would adversely affect such rights, such assignment, transfer, alienation or pledge shall be null and void. BY ACCEPTANCE OF THIS SUBORDINATED NOTE, THE HOLDER HEREOF ACKNOWLEDGES AND AGREES THAT THE PAYMENT OBLIGATIONS OF EACH COMPANY UNDER THIS NOTE ARE SUBJECT TO SETOFF RIGHTS IN FAVOR OF EACH COMPANY AGAINST PAYMENTS DUE TO THE PURCHASER INDEMNIFIED PARTIES BY THE SELLERS UNDER THE STOCK PURCHASE AGREEMENT, NOTWITHSTANDING THAT THE HOLDER HEREOF MAY NOT BE A SELLER UNDER THE STOCK PURCHASE AGREEMENT.

(f) Each Company shall keep a register for the recordation of the names and addresses of the Subordinated Lenders and the principal amounts (and stated interest thereon) of the Subordinated Notes owing to each Subordinated Lender (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Subordinated Notes may be assigned or sold, in whole or in part, only by registration of such assignment or sale on the Register.

(g) Usury. In the event any interest paid on this Subordinated Note is deemed to be in excess of the then legal maximum rate, then the portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this Subordinated Note.

(h) Waivers. Each Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Subordinated Note.

(i) Confidentiality. Subordinated Lender agrees (on behalf of such Subordinated Lender and all affiliates, directors, officers, employees and representatives of such Subordinated Lender) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of commercial finance companies, any non-public information supplied to it by each Company pursuant to this Subordinated Note (and in any case which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information or in breach of this Section 7(i) or provisions similar in substance herein), provided that nothing herein shall limit the disclosure of any such information (i) in response to any order of any court or other Governmental Authority (including by subpoena or similar legal process), to the extent required by any applicable law or as otherwise requested by any Governmental Authority, (ii) to counsel for Subordinated Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section), (iii) to examiners, auditors or accountants (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep

such information confidential in accordance with this Section), (iv) in connection with the exercise or enforcement of any rights or remedies hereunder or any action, suit or proceeding relating to this Subordinated Note, (v) if required to do so in connection with any other action, suit or similar proceeding (provided that, to the extent permitted by applicable law, Subordinated Lender will provide each Company with reasonable notice of such disclosure and shall consult with each Company with respect thereto) or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 7(i).

(j) Governing Law. This Subordinated Note and all actions arising hereunder or in connection herewith will be governed by and construed in accordance with the laws of the State of New York.

(k) Waiver of Jury Trial. By acceptance of this Subordinated Note, Subordinated Lender hereby agrees and each Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Subordinated Note.

(l) Consent to Jurisdiction. Each party agrees that all legal proceedings concerning this Subordinated Note or any of the Subordinated Obligations (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state or federal courts sitting in The City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Subordinated Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

[Signature page follows immediately]

Each Company has caused this Subordinated Note to be issued as of the date first written above.

PEEKAY ACQUISITION, LLC

By: ______________________
Name: Ellery Roberts
Title: President and Treasurer

PEEKAY SPA, LLC

By: ______________________
Name: Ellery Roberts
Title: President and Treasurer

ANNEX A
(Addresses for Notice)

The Companies' address for notice under the Subordinated Note shall be:

c/o GEM Ventures Ltd.
590 Madison Avenue, 27th Floor
New York, NY 10022
Attention: Ellery Roberts
email: eroberts@gemny.com
Fax: 212-937-2316

With a copy to:

Jones Day LLP
222 East 41st Street
New York, NY 10017
Attention: Robert Kennedy, Esq.
Email: rfkennedy@jonesday.com
Fax 212-755-7306

The Subordinated Lender's address for notice under the Subordinated Note shall be:

If to Kris Butt:

29445 232nd Ave. S.E.
Black Diamond, WA 98010
Fax: 206-682-7100
Email: krisbutt@hotmail.com

If to Rick Barnett:

33255 139th Terrace SE
Auburn, WA 98092
Fax: 206-682-7100
Email: realestaterickb@comcast.net

If to Brian Barnett:

28010 SE 388 place
Enumclaw, WA 98022
Fax: 206-682-7100
Email: Birdiebarnett@gmail.com

ANNEX A

With a copy to:

Karr Tuttle Campbell
1201 Third Avenue, Suite 2900
Seattle, Washington 98101
Attn: Walter M. Maas III
Fax: 206-682-7100
Email: wmaas@karrtuttle.com